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                                                                   EXHIBIT 99.3


                                   ____, 1999






Capital West Securities, Inc.
2nd Floor, One Leadership Square
211 N. Robinson
Oklahoma City, OK 73102

         Re:      Public Offering of Common Stock Par Value
                  $.01 Per Share (the "Common Stock"), of
                  LORECOM Technologies, Inc. (the "Company")

Gentlemen:

         Pursuant to Section 2(t) of the Underwriting Agreement, dated June __, 1999 (the "Underwriting Agreement"), by and among you and the Company, the undersigned (a holder of Common Stock) hereby agrees not to sell, contract to sell, transfer or otherwise dispose of any shares of Common Stock without the prior written consent of Capital West Securities, Inc. for a period of 24 months after the date of the initial public offering of the Common Stock. All communications to you hereunder shall be sent to the address set forth above, attention: Gregory M. Jones.

                                         Sincerely,


                                         --------------------------------------
                                         [Name]